Exhibit 99.1

flexion

Transformative Medicine...

Where It Matters

Flexion Therapeutics Reports Third-Quarter 2020 Financial Results

and Recent Business Highlights

•	Company reported ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) net sales of $23.7 million in third quarter 2020

BURLINGTON, Mass., November 4, 2020 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today reported financial results and recent business highlights for the quarter ended September 30, 2020.

“Throughout the third quarter, we saw strong execution across all areas of our business, and we were particularly pleased to achieve $23.7 million in ZILRETTA net sales,” said Michael Clayman, M.D., President and Chief Executive Officer of Flexion Therapeutics. “We firmly believe that ZILRETTA can play an increasingly prominent role in helping the millions of patients who confront osteoarthritis knee pain, and our confidence in its long-term potential has only grown. Furthermore, during the quarter we made outstanding progress with our pipeline of innovative product candidates. We advanced FX201, our investigational intra-articular gene therapy product candidate for osteoarthritis, into the second cohort of the Phase 1 safety and tolerability study, and we remain on track to file an IND and potentially initiate clinical trials for FX301, our locally administered peripheral nerve block candidate for control of postoperative pain in 2021.”

Third-Quarter Results & Financial Highlights

The Company reported a net loss of $24.6 million for the third quarter of 2020, compared to a net loss of $38.2 million for the same period of 2019. Net sales of ZILRETTA were $23.7 million and $21.8 million for the three months ended September 30, 2020 and 2019, respectively.

Cost of sales was $5.1 million and $2.9 million for the three months ended September 30, 2020 and 2019, respectively. For the three months ended September 30, 2020, cost of sales included $2.0 million for the actual cost of units sold and $3.1 million of unabsorbed overhead associated with the voluntary, temporary suspension of manufacturing activities at Patheon due to COVID‑19 impacts on sales of ZILRETTA. For the three months ended September 30, 2019, cost of sales was comprised of $1.8 million related to the actual cost of units sold, $0.9 million related to unabsorbed manufacturing costs and $0.2 million of period costs and other adjustments.

Research and development expenses were $10.1 million and $20.9 million for the three months ended September 30, 2020 and 2019, respectively. The decrease in research and development expenses of $10.8 million was primarily due to a decrease of $5.9 million in development expenses for ZILRETTA due to a reduction in ZILRETTA life cycle management activities, a decrease in $2.9 million in portfolio expansion-related expenses as the upfront payment for the purchase of XEN402 from Xenon Pharmaceuticals occurred in the third quarter of 2019, as well as a decrease of $1.4 million in salary and other employee-related costs and stock-based compensation expense related to lower headcount.

Selling, general and administrative expenses were $27.3 million and $32.1 million for the three months ended September 30, 2020 and 2019, respectively. Selling expenses were $19.3 million and $23.9 million for the three months ended September 30, 2020 and 2019, respectively. The year-over-year decrease of $4.6 million was primarily due to the expense reduction measures taken in response to COVID‑19; in particular, the elimination of live presence at industry conferences, reductions in in-person physician speaker programs and reductions in select marketing programs and materials, as well as a reduction in travel expenses due to physician office limitations and travel guidelines and restrictions at the state and local level. General and administrative expenses were $8.0 million and $8.2 million for the three months ended September 30, 2020 and 2019, respectively, which represents a decrease of $0.2 million.

Flexion expects full-year 2020 total operating expenses (including cost of sales, research and development, and selling, general and administrative) will be in the range of $172 million to $182 million.

Interest income was $0.1 million and $0.7 million for the three months ended September 30, 2020 and 2019, respectively. Interest expense was $5.1 million and $4.7 million for the three months ended September 30, 2020 and 2019, respectively.

As of September 30, 2020, the Company had approximately $185.3 million in cash, cash equivalents and marketable securities compared with $136.7 million as of December 31, 2019. Based on the Company’s current operating plan and assuming purchasing activity at physician practices, clinics and certain medical centers or hospitals that administer ZILRETTA continue to return to pre-COVID‑19 levels, Flexion believes that its current cash, cash equivalents and marketable securities will be sufficient to fund operations into 2022.

Recent News & Business Updates

•	On October 13, 2020, Flexion pre-announced preliminary ZILRETTA net sales for the third quarter and provided updated Commercial metrics.
•

In September 2020, the first patient was treated in the mid-dose cohort of a Phase 1 clinical trial evaluating the safety and tolerability of FX201 in patients with osteoarthritis (OA) of the knee. The open-label, dose-escalation study is expected to enroll 15 to 24 patients, 30-80 years of age and test three doses (low, mid and high dose) of FX201 in cohorts of five to eight patients. Following the completion of the first cohort in which five patients (Kellgren-Lawrence Grade 2 or 3) were treated with the low dose of FX201, safety data were collected and reviewed by an independent Drug Monitoring Committee (DMC). After evaluating the first cohort safety data, the DMC supported continuing the trial and initiating treatment in the next dosing cohort, which will include KL Grade 4 patients. The Company anticipates data from the study will be available in H2 2021.

•

Also in September, the Company announced the podium presentation of previously presented preclinical efficacy and pharmacokinetic data for FX301, its locally administered peripheral nerve block candidate for control of post-operative pain at the virtual ANESTHESIOLOGY 2020 meeting.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee.

Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA (triamcinolone acetonide extended-release injectable suspension)
On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting OA-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

About FX201 (humantakinogene hadenovec)
FX201 is a novel, intra-articular gene therapy product candidate that utilizes a helper-dependent adenovirus [HDAd] vector based on human serotype 5 (Ad5) that is designed to transfer a gene to cells in the joint to produce an anti-inflammatory protein, interleukin-1 receptor antagonist (IL-1Ra), under the control of an inflammation-sensitive promoter. Inflammation is a known cause of pain, and chronic inflammation is thought to play a major role in the progression of OA. By persistently suppressing inflammation, Flexion believes FX201 holds the potential to provide long-term pain relief and functional improvement, and to modify the disease.

About FX301 (funapide formulated in a proprietary thermosensitive hydrogel)
FX301 is a locally administered NaV1.7 inhibitor product candidate, known as funapide, formulated for extended release in a thermosensitive hydrogel. The initial development of FX301 is intended to support administration as a peripheral nerve block for control of post-operative pain. Flexion believes FX301 has the potential to provide effective and durable pain relief while preserving motor function and anticipates initiating clinical trials in 2021.

About Osteoarthritis (OA) of the Knee
OA, also known as degenerative joint disease, affects more than 30 million Americans and accounts for more than $185 billion in annual expenditures. In 2017, approximately 15 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, approximately five million OA patients receive either a corticosteroid (immediate-release or extended-release) or hyaluronic acid intra-articular injection to manage their knee pain.

About Flexion Therapeutics
Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, the most common form of arthritis. The Company's core values are focus, ingenuity, tenacity, transparency and fun. Please visit flexiontherapeutics.com.

Forward-Looking Statements

This release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts are forward looking statements, including, but not limited to, statements relating to the future of Flexion; expectations related to Flexion’s expenses for the year ended December 31, 2020, and cash runway; timing and plans with respect to clinical trials; expected impacts from COVID-19 and the timing and duration of such impacts; the long-term potential of ZILRETTA; expected increases in the rate of individuals with OA of the knee; and the potential therapeutic and other benefits of ZILRETTA and our product candidates. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, the fact that the impacts and expected duration of the COVID‑19 pandemic are uncertain and rapidly changing; risk that we may not achieve expense expectations for 2020; the potential for unexpected expenditures or cash requirements; the risk that we may not be able to successfully maintain an effective sales force to commercialize ZILRETTA; competition from alternative therapies; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized or adopted; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; risks related to clinical trials, including potential delays, safety issues, or negative results; risks related to key employees, markets, economic conditions, health care reform, prices, and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 5, 2020, and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Three Months Ended September 30,
	2020	2019
Revenue	$ 23,664	$ 21,786

Operating expenses:
Cost of sales	5,130	2,872
Research and development	10,092	20,938
Selling, general and administrative	27,312	32,136
Total operating expenses	42,534	55,946
Loss from operations	(18,870)	(34,160)
Interest income (expense), net	(5,063)	(3,931)
Other expense	(457)	(141)
Loss from operations before income tax	(24,390)	(38,232)
Income tax expense	248	-
Net loss	(24,638)	(38,232)

Basic and diluted net loss per share	$ (0.50)	$ (1.00)
Basic and diluted weighted average number of common shares outstanding	49,298	38,125

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Nine Months Ended September 30,
	2020	2019
Revenue	$ 59,242	$ 49,303

Operating expenses:
Cost of sales	12,887	6,032
Research and development	43,733	52,488
Selling, general and administrative	81,341	97,461
Total operating expenses	137,961	155,981
Loss from operations	(78,719)	(106,678)
Interest income (expense), net	(14,264)	(9,974)
Other (expense) income	(581)	395
Loss from operations before income tax	(93,564)	(116,257)
Income tax expense	495	-
Net loss	(94,059)	(116,257)

Basic and diluted net loss per share	$ (2.16)	$ (3.06)
Basic and diluted weighted average number of common shares outstanding	43,563	38,043

FLEXION THERAPEUTICS SELECTED BALANCE SHEET DATA (in thousands)
	September 30,	December 31,
	2020	2019

Cash and cash equivalents	$ 128,637	$ 82,253
Marketable securities	56,709	54,407
Total current assets	237,065	195,675
Working capital	186,187	159,456
Total assets	263,367	217,560
Total notes payable	60,694	40,176
Total convertible notes	160,360	153,413
Total stockholders' deficit	(3,095)	(20,108)

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Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Associate Director, Corporate Communications & Investor Relations

T: 781-305-7137

jdowns@flexiontherapeutics.com